Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Sandstorm Gold Ltd. (Sandstorm) of our report dated March 30, 2022 relating to the financial statements of Nomad Royalty Company Ltd. (Nomad) as at December 31, 2021 and 2020 and for the years then ended, which is incorporated by reference into the management information circular of Sandstorm dated July 11, 2022, which appears in Exhibit 99.1 of Sandstorm’s Current Report on Form 6-K dated July 13, 2022 and into the business acquisition report of Sandstorm dated September 1, 2022, which appears in Exhibit 99.1 of Sandstorm’s Current Report on Form 6-K dated September 1, 2022. We also consent to the reference to us under the heading “Auditors” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Partnership of Chartered Professional Accountants

Montréal, Québec

Canada

September 22, 2022